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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                          Date of Report: June 25, 2002



                          McDERMOTT INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)




     REPUBLIC OF PANAMA                  1-8430                  72-0593134
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 (State or other jurisdiction         (Commission)              (IRS Employer
     of incorporation)                  File No.)            Identification No.)





 1450 Poydras Street, New Orleans, Louisiana                     70112-6050
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  (Address of principal executive offices)                        (Zip Code)





Registrant's Telephone Number, including Area Code:  (504) 587-5400
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Item 5. OTHER EVENTS

McDermott International, Inc. (NYSE:MDR) is issuing earnings guidance for the quarter ending June 30, 2002 and revising its guidance for the full year of 2002. Earnings per share for the quarter ended June 30, 2002, are expected to be a loss of approximately $3.82 per share. Of this amount, approximately $3.65 per share relates to the write off of its investment in The Babcock & Wilcox Company ("B&W") and other related assets. This non-cash charge is precipitated by a combination of factors including primarily the current inability to reach a satisfactory settlement with the asbestos claimants in the B&W Chapter 11 proceeding. In spite of B&W's filing of an amended plan of reorganization in May, 2002, wherein the equity and cash flow of B&W are put at risk for an extended period of time during the planned asbestos claims handling process, the effect of which would deprive the Company of the B&W cash flow for this extended period, we have not been able to reach an amicable resolution with the asbestos claimants. Further, B&W expects the asbestos claimants to file a competing plan of reorganization in July, which may seek an expedited estimation of B&W's asbestos liabilities, without a full adjudication of B&W's defenses, followed by a transfer of B&W's equity value to a trust, with a continuing pursuit of other claims including those relating to the 1998 reorganization. Should this occur, B&W will vigorously oppose any such effort of the asbestos claimants. In addition, B&W will continue to press the confirmation of its Plan of Reorganization, which provides for compensation for those truly impaired claimants who show an exposure to asbestos insulating B&W boilers, but rejects the claims of unimpaired claimants and those with no exposure to asbestos insulating B&W boilers. As to this write-off, Bruce Wilkinson noted that "although we are still optimistic that an acceptable conclusion to the B&W Chapter 11 can be achieved, we now feel that the uncertainties surrounding this proceeding necessitate our write-off of the Company's investment in B&W."

Additionally, the Company's marine construction services subsidiary, J. Ray McDermott, S.A. ("JRM"), expects to incur additional charges in the quarter ending June 30, 2002 of approximately $35 million relating to cost overruns on its EPIC Spar projects, principally the Medusa project. These cost overruns relate primarily to additional costs arising from design delays and changes on this first of a kind project, productivity losses arising from these design delays and changes, productivity losses from the start-up of previously dormant fabrication yards, and schedule delays resulting from these factors. These additional charges will involve cash outlays that will negatively impact the Company's liquidity and available capital resources, which issues are being addressed by the Company. "We continue to be extremely disappointed in JRM's performance on the Medusa project and have conducted an extensive review of the causes of these overruns, available remedies for these problems, and their financial impacts," commented Mr. Wilkinson.

Mr. Wilkinson also noted that a new project management structure has been implemented which is expected to support the currently scheduled completion of all EPIC Spar projects. We will continue to monitor and evaluate all possible risks related to these projects.



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As a result of the second quarter charges, earnings per share for the full year of 2002, are now expected to be a loss in the range of $3.25 to $3.35 per share.

McDermott also announces the retirement of Robert (Bobby) H. Rawle, JRM's President and Chief Operating Officer, effective June 30, 2002. Bruce W. Wilkinson, Chairman and Chief Executive Officer of McDermott International, Inc., will assume the additional responsibilities of President and Chief Operating Officer of JRM. A newly created position of Executive Vice President of Operations of JRM will be filled immediately by Rickey Oehrlein who is currently a JRM Senior Vice President. All operating activities of JRM will report to Mr. Oehrlein, who in turn will report to Mr. Wilkinson.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         McDERMOTT INTERNATIONAL INC.






                                    By:  /s/ Thomas A. Henzler
                                       -----------------------------------------
                                       Thomas A. Henzler
                                       Vice President Finance
                                       and Corporate Controller




June 25, 2002





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